EXHIBIT 4
                                                                      ---------

                                Merger Agreement
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                                                                 EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER


                           DATED AS OF AUGUST 18, 2006


                                  BY AND AMONG


                        SIZELER PROPERTY INVESTORS, INC.,


                       REVENUE PROPERTIES COMPANY LIMITED,


                                       AND


                        REVENUE PROPERTIES (SIZELER) INC.





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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE  I  THE MERGER........................................................2

   SECTION  1.1  The Merger...................................................2
   SECTION  1.2  Closing; Effective Time......................................2
   SECTION  1.3  Effects of the Merger........................................2
   SECTION  1.4  Charter; Bylaws..............................................2
   SECTION  1.5  Directors and Officers.......................................3
   SECTION  1.6  No Dissenters' Rights........................................3

ARTICLE  II  EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY AND THE
    MERGER SUB................................................................3

   SECTION  2.1  Conversion of Securities.....................................3
   SECTION  2.2  Exchange of Certificates.....................................5
   SECTION  2.3  Treatment of Company Options.................................7

ARTICLE  III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................8

   SECTION  3.1  Organization and Qualification; Subsidiaries.................8
   SECTION  3.2  Charter and Bylaws...........................................9
   SECTION  3.3  Capitalization...............................................9
   SECTION  3.4  Authority Relative to This Agreement........................10
   SECTION  3.5  No Conflict; Required Filings and Consents..................11
   SECTION  3.6  Compliance..................................................11
   SECTION  3.7  SEC Filings; Financial Statements...........................12
   SECTION  3.8  Absence of Litigation.......................................13
   SECTION  3.9  Employee Benefit Plans; Labor...............................13
   SECTION  3.10  Tax Matters................................................14
   SECTION  3.11  Proxy Statement............................................16
   SECTION  3.12  Fairness Opinion...........................................16
   SECTION  3.13  Brokers....................................................16
   SECTION  3.14  Takeover Statutes..........................................16
   SECTION  3.15  Company Rights Agreement...................................17
   SECTION  3.16  Intellectual Property......................................17
   SECTION  3.17  Environmental Matters......................................17
   SECTION  3.18  Investment Company Act of 1940.............................19
   SECTION  3.19  Affiliate Transactions.....................................19
   SECTION  3.20  Contracts..................................................19
   SECTION  3.21  Properties.................................................19
   SECTION  3.22  Insurance..................................................21
   SECTION  3.23  Books and Records of the Company...........................21
   SECTION  3.24  Absence of Certain Changes.................................22
   SECTION  3.25  Absence of Undisclosed Liabilities.........................22
   SECTION  3.26  Disclosure.................................................22
   SECTION  3.27  No Other Representations or Warranties.....................22

ARTICLE  IV  REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB.......22

   SECTION  4.1  Organization and Qualification..............................23
   SECTION  4.2  Authority Relative to This Agreement........................23
   SECTION  4.3  No Conflict; Required Filings and Consents..................23
   SECTION  4.4  Financial Statements........................................24

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   SECTION  4.5  Absence of Litigation.......................................25
   SECTION  4.6  Brokers.....................................................25
   SECTION  4.7  Operations of Merger Sub....................................25
   SECTION  4.8  Ownership of Shares of Sizeler Common Stock.................25
   SECTION  4.9  Financing...................................................25
   SECTION  4.10  No Other Representations or Warranties.....................26

ARTICLE  V  CONDUCT OF BUSINESS PENDING THE MERGER...........................26

   SECTION  5.1  Conduct of Business of the Company Pending the Merger.......26
   SECTION  5.2  Conduct of Business of the Acquiror Pending the Merger......28
   SECTION  5.3  Assistance..................................................29
   SECTION  5.4  No Control of Other Party's Business........................29

ARTICLE  VI  ADDITIONAL AGREEMENTS...........................................29

   SECTION  6.1  Stockholders Meetings; Company Recommendation...............29
   SECTION  6.2  Proxy Statement.............................................30
   SECTION  6.3  Access to Information; Confidentiality......................30
   SECTION  6.4  Company Acquisition Proposals...............................31
   SECTION  6.5  Employment and Employee Benefits Matters....................33
   SECTION  6.6  Directors' and Officers' Indemnification and Insurance......34
   SECTION  6.7  Tax Matters.................................................35
   SECTION  6.8  Further Action and Efforts..................................36
   SECTION  6.9  Public Announcements........................................37
   SECTION  6.10  Dividends..................................................38

ARTICLE  VII  CONDITIONS OF MERGER...........................................38

   SECTION  7.1  Conditions to Obligation of Each Party to Effect the Merger.38
   SECTION  7.2  Conditions to Obligations of the Acquiror and Merger Sub....39
   SECTION  7.3  Conditions to Obligations of the Company....................39

ARTICLE  VIII  TERMINATION, AMENDMENT AND WAIVER.............................40

   SECTION  8.1  Termination.................................................40
   SECTION  8.2  Effect of Termination.......................................41
   SECTION  8.3  Expenses....................................................42
   SECTION  8.4  Amendment...................................................43
   SECTION  8.5  Waiver......................................................43

ARTICLE  IX  GENERAL PROVISIONS..............................................43

   SECTION  9.1  Non-Survival of Representations, Warranties and Agreements..43
   SECTION  9.2  Notices.....................................................43
   SECTION  9.3  Certain Definitions.........................................45
   SECTION  9.4  Severability................................................47
   SECTION  9.5  Entire Agreement; Assignment................................47
   SECTION  9.6  Parties in Interest.........................................47
   SECTION  9.7  Governing Law...............................................47
   SECTION  9.8  Waiver of Jury Trial........................................48
   SECTION  9.9  Headings....................................................49
   SECTION  9.10  Counterparts...............................................49
   SECTION  9.11  Acquiror Guarantee.........................................49
   SECTION  9.12  Interpretation.............................................49
   SECTION  9.13  Obligations of  Acquiror and Company.......................50
   SECTION  9.14  Survival; No Amendment.....................................50

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of August 18, 2006 (this "Agreement"), is made and entered into by and among Sizeler Property Investors, Inc., a Maryland corporation (the "Company"), Revenue Properties Company Limited, a corporation formed under the federal laws of Canada (the "Acquiror"), and Revenue Properties (Sizeler) Inc., a Maryland corporation and an indirect wholly owned subsidiary of the Acquiror (the "Merger Sub").

                                    RECITALS

         WHEREAS, the board of directors of the Company (the "Company Board") has approved this Agreement and declared advisable the merger of the Company with and into Merger Sub (the "Merger") in accordance with the Maryland General Corporation Law (the "MGCL"), pursuant to which (i) each of the issued and outstanding shares of the Company's common stock, par value $0.0001 per share (the "Sizeler Common Stock"), shall be converted into the right to receive the Merger Consideration (as defined herein) upon the terms and subject to the conditions herein; and (ii) each of the issued and outstanding shares of Sizeler Series B Preferred Stock (as defined herein) shall be converted into the right to receive the Series B Cash Consideration (as defined herein) upon the terms and subject to the conditions herein;

         WHEREAS, the Acquiror has approved this Agreement and desires to provide herein for the Merger, upon the terms and subject to the conditions set forth herein;

         WHEREAS, Revenue Properties (U.S.), Inc., a Delaware corporation and sole stockholder of the Merger Sub (the "Parent"), has approved this Agreement and declared advisable the Merger in accordance with the MGCL; and

         WHEREAS, the Company Board has (a) determined that this Agreement, the Merger, and the other transactions contemplated hereby, and thereby, taken together, are fair to, advisable and in the best interests of the Company and the Company's stockholders, (b) voted to (i) approve this Agreement and the transactions contemplated hereby, including the Merger and (ii) recommend acceptance and approval by the Company's stockholders of this Agreement, the Merger and the other transactions contemplated hereby, and (c) taken all actions necessary to render inapplicable to each of the transactions contemplated by this Agreement and the Merger, or exempt such transactions from, the provisions of any "fair price", "moratorium", "control share," "business combination" or other takeover defense or similar statute or regulation that would otherwise govern such transactions and the parties hereto, including Subtitles 6 and 7 of Title 3 of the MGCL.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the MGCL, at the Effective Time (as defined herein), the Company shall be merged with and into Merger Sub. As a result of the Merger, the separate legal existence of the Company shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

         SECTION 1.2 Closing; Effective Time. Subject to the provisions of
Article VII, the closing of the Merger (the "Closing") shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 6225 Smith Avenue, Baltimore Maryland 21209, as soon as practicable, but in no event later than the fifth business day after the satisfaction or waiver of the conditions set forth in
Article VII (other than those conditions that can only be fulfilled at the Effective Time, but subject to the fulfillment or waiver of those conditions), or at such other place or at such other date as the Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date". At the Closing, the parties hereto shall execute and cause the articles of merger ("Articles of Merger") to be filed with, delivered in the manner required by the MGCL to and accepted for record by the State Department of Assessments and Taxation of Maryland (the "Department") (the date and time of the acceptance for record of the Articles of Merger with the Department, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being the "Effective Time") and shall make all other filings or recordings required under the MGCL in connection with the Merger.

         SECTION 1.3 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

         SECTION 1.4 Charter; Bylaws. From and after the Effective Time, the charter of the Merger Sub shall be the charter of the Surviving Corporation until thereafter amended in accordance with its terms and applicable law. From and after the Effective Time, the Bylaws of the Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the charter of the Surviving Corporation and applicable law.




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         SECTION 1.5 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualify, and the officers of the Merger Sub immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, in each case until the earlier of their resignation or removal or the date their respective successors are duly elected or appointed (as the case may be) and qualify.

         SECTION 1.6 No Dissenters' Rights. No dissenters' or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby, so long as the provisions of Section 3-202(c)(1)(ii) of the MGCL are applicable to the Merger.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE COMPANY AND THE MERGER SUB

         SECTION 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Acquiror, Merger Sub, the Company or the holders of any of the stock of the Company:

              (a) Merger Consideration.

              (i) Each issued and outstanding share of Sizeler Common Stock, outstanding immediately prior to the Effective Time shall be converted into the right to receive from Acquiror $15.10 in cash (payable in U.S. dollars), without interest (such sum, the "Merger Consideration").

              (ii) As of the Effective Time, all shares of Sizeler Common Stock, including the Restricted Shares (as defined herein), outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Sizeler Common Stock (each, a "Common Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate in accordance with
         Section 2.2.

              (iii) Each issued and outstanding share of Sizeler Series B Preferred Stock (as defined herein) outstanding immediately prior to the Effective Time shall be converted into the right to receive from Acquiror the Series B Cash Consideration (as defined herein) (payable in U.S. dollars); provided, however that if the Series B Preferred Merger Approval




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         (as defined herein) is not obtained prior to the Effective Time, then each issued and outstanding share of Sizeler Series B Preferred Stock shall not be converted into the right to receive the Series B Cash Consideration and instead shall be converted into one validly issued, fully paid and nonassessable share of Series B Preferred Stock of the Surviving Corporation, which shall have terms consistent with the Sizeler Series B Preferred Stock until thereafter redeemed or cancelled, whether upon liquidation of the Surviving Corporation or otherwise, in accordance with the Surviving Corporation's Articles of Incorporation, as amended and supplemented. The term "Series B Cash Consideration" means the sum of (x) $25.00 plus (y) any accrued and unpaid dividends on a share of Series B Preferred Stock to the Effective Time plus (z) an amount equal to the aggregate amount of dividends that would have accrued on each such share of Series B Preferred Stock between the Effective Time and May 10, 2007 had such share remained outstanding through May 10, 2007. The term "Series B Merger Approval" means approval of the Merger by the holders of at least two-thirds of the outstanding shares of Sizeler Series B Preferred Stock, given in person or by proxy and in writing or at a meeting.

              (iv) If the Series B Preferred Merger Approval is obtained then as of the Effective Time all shares of Sizeler Series B Preferred Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Sizeler Series B Preferred Stock (each, a "Preferred Certificate") shall cease to have any rights with respect thereto, except the right to receive Series B Cash Consideration upon surrender of such certificate. Each Common Certificate and Preferred Certificate is sometimes referred to in this Agreement as a "Certificate."

              (v) Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the outstanding shares of Sizeler Common Stock or Sizeler Series B Preferred Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and Series B Cash Consideration, as applicable, and any other relevant provisions of this Agreement shall be equitably adjusted.

         (b) Stock of Merger Sub. All issued and outstanding shares of common stock, par value $0.0001 per share, of the Merger Sub immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, of the Surviving Corporation.




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         SECTION 2.2 Exchange of Certificates.

         (a) Paying Agent. Prior to the Closing, Acquiror and the Company shall select a bank or trust company to act as paying agent (the "Paying Agent") for payment of the Merger Consideration and the Series B Cash Consideration (if the Series B Merger Approval is obtained prior to the Effective Time) upon surrender of Certificates. On or before the Effective Time, Acquiror shall deposit by wire transfer of cash immediately available funds, with the Paying Agent, for the benefit of the holders of shares of Sizeler Common Stock and Sizeler Series B Preferred Stock, for exchange in accordance with this Article II, the amount of cash consideration payable pursuant to Section 2.1(a) in exchange for outstanding shares of Sizeler Common Stock and for outstanding shares of Sizeler Series B Preferred Stock (if any). If the Series B Merger Approval is not obtained prior to the Effective time, then Acquiror shall not deposit the Series B Cash Consideration. The cash delivered pursuant to this Section 2.2(a) is hereinafter referred to as the "Exchange Fund"). The Exchange Fund may not be used for any purpose that is not provided for herein.

         (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates whose shares were converted into the right to receive the Merger Consideration or the Series B Cash Consideration as applicable pursuant to Section 2.1(a) a letter of transmittal in a form prepared prior to the Effective Time and reasonably acceptable to the Company (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration or the Series B Cash Consideration as applicable. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefore (i) in the case of a Common Certificate, a cash payment representing the Merger Consideration for each share of Sizeler Common Stock represented thereby, which such holder has the right to receive pursuant to this Article II and (ii) in the case of a Preferred Certificate, a cash payment representing the Series B Cash Consideration for each share of Sizeler Series B Preferred Stock represented thereby (if the Series B Merger Approval has been obtained prior to the Effective Time), which such holder has the right to receive pursuant to this
Article II, and, in each case the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Sizeler Common Stock or Sizeler Series B Preferred Stock that is not registered in the transfer records of the Company prior to the Effective Time, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Common Certificate and (if the Series B Merger Approval has been obtained prior




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


to the Effective Time) each Preferred Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of such Certificate, the consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(a) together with the dividends, if any, which may have been declared by the Company on the Sizeler Common Stock or the Sizeler Series B Preferred Stock, as applicable, in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. The Acquiror and the Surviving Corporation shall pay all fees and expenses of the Paying Agent in connection with the Exchange Fund and the distributions therefrom.

         (c) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in such reasonable amount as Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the consideration into which the shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(a).

         (d) Withholding of Tax. Acquiror, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any holder of Sizeler Common Stock and Sizeler Series B Preferred Stock such amount as Acquiror, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign law related to Taxes. To the extent that amounts are so withheld by the Acquiror, the Surviving Corporation or the Paying Agent, such withheld amounts shall be paid over to the applicable Governmental Entity in accordance with applicable law.

         (e) No Further Ownership Rights in Sizeler Common Stock or Sizeler Series B Preferred Stock. The Merger Consideration and Series B Cash Consideration paid (if the Series B Merger Approval has been obtained prior to the Effective Time) in accordance with the terms of this Article II upon conversion of any shares of Sizeler Common Stock and Sizeler Series B Preferred Stock shall be deemed to have been paid (or delivered) in full satisfaction of all rights pertaining to such shares of Sizeler Common Stock and Sizeler Series B Preferred Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Sizeler Common Stock or Sizeler Series B Preferred Stock prior to the Effective Time and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Sizeler Common Stock or Sizeler Series B Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Sizeler Common Stock or Sizeler Series B Preferred Stock are presented to the Surviving




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



Corporation or the Paying Agent for any reason, they shall be canceled as provided in this Article II.

         (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former stockholders of the Company one year after the Effective Time shall be delivered to the Acquiror and any holder of Sizeler Common Stock and Sizeler Series B Preferred Stock who has not theretofore complied with this Article II shall thereafter look only to Acquiror and the Surviving Corporation (subject to abandoned property, escheat and other similar laws) for payment of its claim for consideration specified in this Agreement.

         (g) No Liability. None of the Acquiror, Merger Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         SECTION 2.3 Treatment of Company Options.

         (a) Subject to paragraph (c) below, immediately prior to the Effective Time, each outstanding right to acquire Sizeler Common Stock ("Company Options") granted pursuant to the Company's 1996 Stock Option and Incentive Plan (the "Company Option Plan") whether or not then exercisable, shall fully vest, contingent on the Closing. The Company shall take all actions necessary to effect such vesting. At the Effective Time, each of the Company Options shall be cancelled by the Company, and in consideration of such cancellation, the holder thereof shall be entitled to receive, as soon as practicable thereafter, an amount of cash from the Surviving Corporation equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price thereof and (B) the total number of shares of Sizeler Common Stock subject to the Company Options to the extent such Company Options shall not theretofore have been exercised (the "Option Amount") (such payment to be net of applicable withholding taxes). Immediately after the Effective Time, the Surviving Corporation shall deposit in a bank account an amount of cash equal to the Option Amount for each Company Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Company Options in accordance with this Section 2.3(a). At the Effective Time, each Company Option with an exercise price equal to or greater than the Merger Consideration shall terminate, in accordance with its terms, without payment of any consideration.

         (b) Immediately prior to the Effective Time, each share of Sizeler Common Stock subject to a right of reacquisition by the Company granted under the Company Option Plan or the Company's 1994 Directors' Stock Ownership Plan, as amended through January 15, 2002 (the "Restricted Shares"), shall fully vest, contingent on the Closing. The Company shall take all actions necessary to effect such vesting and issuance.




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


         (c) The Company's Board, or, if appropriate, any committee administering the Company Option Plan, shall adopt such resolutions or take such actions as are necessary to carry out the terms of this Section 2.3.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Acquiror and Merger Sub as of the date of this Agreement (except in the case of any representation or warranty that by its express terms is made as of another specified date) that, except as set forth on the corresponding section of the disclosure schedule delivered by the Company to Acquiror and Merger Sub prior to the execution of this Agreement (the "Company Disclosure Schedule"):

         SECTION 3.1 Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         The term "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated, (i) of which the Company or any other Subsidiary of the Company is a general partner (excluding partnerships, the general partnership interests of which held by the Company or any Subsidiary of the Company do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Company or by any one or more of its Subsidiaries, or by the Company and one or more of its Subsidiaries.

         The term "Company Material Adverse Effect" with respect to the Company and its Subsidiaries means any state of facts, change, development, event, effect or set of circumstances that is or is reasonably likely to be materially adverse to the business, operations, properties, financial condition, or assets of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of




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the following shall be taken into account in determining whether there has been a Company Material Adverse Effect: (i) general economic or other changes or developments in or affecting the industries or markets in which the Company and its Subsidiaries operate (excluding for the avoidance of doubt, changes or developments caused by Acts of God) to the extent that such changes or developments do not have a disproportionate impact on the Company and its Subsidiaries, or (ii) changes in any laws or regulations or accounting regulations or principles applicable to the Company and its Subsidiaries. An "Act of God" shall mean any storm, flood, freeze, hurricane, earthquake, fire or explosion that causes property damage or destruction to the Company and or its Subsidiaries in an amount equal to or greater than $7,500,000.

         SECTION 3.2 Charter and Bylaws. The Company has previously delivered or made available to the Acquiror complete and correct copies of the Company's charter (the "Charter") and bylaws (the "Bylaws"), and the charter and bylaws (or other comparable documents) of each of its Subsidiaries, as currently in effect.

         SECTION 3.3 Capitalization.

         (a) The authorized capital stock of the Company consists of (i) 51,484,000 shares of Sizeler Common Stock and (ii) 2,516,000 shares of preferred stock, par value $0.0001 per share (the "Sizeler Preferred Stock"), of which 40,000 shares are designated as Series A Preferred Stock (the "Sizeler Series A Preferred Stock") and 2,476,000 shares are designated as Series B 9.75% Cumulative Redeemable Preferred Stock (the "Sizeler Series B Preferred Stock"). As of the date of this Agreement, there are 21,469,074 shares of Sizeler Common Stock issued and outstanding (including 26,000 Restricted Shares), no shares of Sizeler Series A Preferred Stock issued and outstanding and 246,540 shares of Sizeler Series B Preferred Stock issued and outstanding. In addition, as of the date of this Agreement, the Company had authorized or reserved 329,001 shares of Sizeler Common Stock for issuance pursuant to the Company Option Plan. As of the date of this Agreement 40,000 shares of Sizeler Series A Preferred Stock have been reserved for issuance upon exercise of the rights (the "Company Rights") distributed to the holders of Sizeler Common Stock pursuant to the Rights Agreement between the Company and The Bank of New York dated as of August 6, 1998 (as amended from time to time) (the "Rights Agreement").

         (b) Section 3.3(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each of the Company's Subsidiaries, and the Company's ownership interests therein. All such shares and equity interests are owned by the Company or another subsidiary of the Company free and clear of all security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances of any nature whatsoever ("Liens"), except where any such failure to own any such shares or equity interests free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the Company does not of record or beneficially own (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, any equity, investment or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any corporation or organization (other than Subsidiaries). With respect to such interests, except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the Company and each Company Subsidiary is a partner, member or stockholder in good standing, and owns such interests free and clear of all Liens.

         SECTION 3.4 Authority Relative to This Agreement. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Requisite Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary pursuant to the Charter or the MGCL to authorize this Agreement or to consummate the transactions so contemplated (other than (i) the approval of the Merger by the affirmative vote of the holders of at least a majority of the outstanding shares of Sizeler Common Stock entitled to vote thereon (the "Company Requisite Vote") and (ii) with respect only to conversion of Series B Preferred Stock into the right to receive the Series B Cash Consideration, the Series B Merger Approval). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

         (b) The Company Board has (i) approved this Agreement and declared the Merger advisable and fair to, and in the best interests of, the Company and the stockholders of the Company (including the holders of the Sizeler Series B Preferred Stock), (ii) resolved to recommend the approval of the Merger to the stockholders of the Company (including the holders of the Sizeler Series B Preferred Stock), and (iii) directed that the Merger be submitted to the stockholders of the Company for their approval (including the holders of the Sizeler Series B Preferred Stock).

         SECTION 3.5  No Conflict; Required Filings and Consents.

         (a) Except as set forth on Section 3.5 of the Company Disclosure Schedule, the execution and delivery of, and the performance by the Company of its obligations under, this Agreement, do not and will not (i) conflict with or violate the Charter or Bylaws, (ii) result in the creation of any Lien on any of the material properties or assets of the Company or any of its Subsidiaries or
(iii) result in (A) any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound or
(B) any change of any rights or obligations of any party to a Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, Lien, breach, default, loss, right, change or other occurrence which would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for
(i) applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated hereunder, the "Exchange Act"), and state securities, takeover and "blue sky" laws, (ii) any approvals and authorization required pursuant to Sections 6.8(b) and (c) hereof, and (iii) the filing with and acceptance for record by the Department of the Articles of Merger as required by the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business.

         SECTION 3.6 Compliance. Neither the Company nor any of its Subsidiaries are in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or to any of its Subsidiaries or by which its or any of their respective properties or assets are bound, except for any such violation which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from governmental and regulatory agencies required to conduct their respective businesses as now being conducted, except for any such permit, license, authorization, exemption, order, consent, approval or franchise the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.7 SEC Filings; Financial Statements.

         (a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents required to be filed with the Securities and Exchange Commission (the "SEC") (collectively with the forms, reports, statements, certifications and other documents required to be filed with the SEC subsequent to the date of this Agreement, the "Company SEC Reports"), each of which, as finally amended, has complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated hereunder, the "Securities Act"), or the Exchange Act, each as in effect on the date so filed.

         (b) As of its filing date, each Company SEC Report filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (c) The audited consolidated financial statements of the Company (including any related notes thereto) for the fiscal years ended December 31, 2005 and December 31, 2004 included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the SEC have been prepared and, any audited consolidated financial statements of the Company (including any related notes thereto) filed after the date of this Agreement, will be prepared, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in or incorporated by reference into the Company SEC Reports filed with the SEC have been prepared, and, if filed after the date of this Agreement, will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments that will not be material in amount or effect).

         (d) The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Company Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

         SECTION 3.8 Absence of Litigation. Except as disclosed in Section 3.8 of the Company Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (including, without limitation, any suits, claims, actions, proceedings or investigations that in any manner challenge or seek to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated herein), other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award which has or would have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation or review, including with respect to any accounting or disclosure practices of the Company or any of its Subsidiaries or any malfeasance by any executive officer or director of the Company, by any governmental authority, including the SEC, is pending or has been threatened against the Company or any of its Subsidiaries.

         SECTION 3.9 Employee Benefit Plans; Labor.

         (a) Section 3.9(a) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, material fringe benefit plan, and compensation, severance, change of control, consulting or employment agreement contributed to, sponsored or maintained by the Company or any of its Subsidiaries as of the date of this Agreement for the benefit of any employees (and former employees) and directors (and former directors) of the Company and its Subsidiaries (such plans, programs, agreements and arrangements, collectively, "Company Plans"). Neither the Company nor any of its affiliates or predecessors has contributed to any defined benefit, multiple, multi-employer or post-retirement welfare benefit plans.

         (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, to the Company's knowledge, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws, rules and regulations.

         (c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Company Plan, to the knowledge of the Company, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened.

         (d) Except as disclosed in Section 3.9(d) of the Company Disclosure Schedule, none of the execution and delivery of, the stockholder approval of, the performance by the Company of its obligations under, or the consummation of the transactions contemplated by, this Agreement, will (either alone or upon occurrence of any additional or subsequent events) (i) constitute an event under any Company Plan or any trust or loan related to any of those plans or agreements that will or may result in any material payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its Subsidiaries, or (ii) result in the triggering or imposition of (A) any material restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Plan, or (B) result in any material "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code.

         (e) Neither the Company nor any of its Subsidiaries is (or has been) a party to any collective bargaining agreements or similar labor agreements relating to any employees or former employees of the Company or any of its Subsidiaries and there have been no actions to represent any employees of the Company or any of its Subsidiaries and, to the knowledge of the Company, no such actions are pending or threatened.

         SECTION 3.10 Tax Matters.

         (a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries have
(i) timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them in the manner provided by law and all such filed Tax Returns were complete and accurate in all material respects and (ii) paid all Taxes shown on such Tax Returns to be due and payable. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) since December 31, 2005, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and (B) no audits have begun or been threatened in writing and no deficiencies for material Taxes have been asserted or assessed or threatened in writing by a governmental authority against the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company has established in its books and records reserves or accrued liabilities or expenses that are adequate for payment of all Taxes for which the Company or any of the Subsidiaries is liable but are not yet due and payable. No event has occurred, and condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed on the Company.

         (b) Except as set forth on Section 3.10(b) of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company

Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person other than the Company or its Subsidiaries either (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or (B) as a transferee or successor, and (ii) neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not in writing) that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of another person.

         (c) During the five year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

         (d) The Company, (i) for each taxable year beginning with its taxable year ended on December 31, 2005, has been subject to taxation as a real estate investment trust within the meaning of the Code ("REIT") and has satisfied the requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2005, and intends to continue to operate, consistent with the requirements for qualification and taxation as a REIT, and (iii) has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the Internal Revenue Service to the Company's status as a REIT, and no such challenge is pending, or to the knowledge of the Company, threatened. Each Subsidiary which is a partnership, joint venture, limited liability company or other entity other than a corporation (i) has been since its formation and continues to be treated for federal income tax purposes as a partnership or as an entity that is disregarded for federal income tax purposes and not as a corporation or an association taxable as a corporation and (ii) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Subsidiary which is a corporation or treated as an association taxable as a corporation and any person in which the Company owns 10% or more, by vote or by value, of such person's securities, is and has been since its formation or acquisition by the Company a qualified REIT subsidiary under Section 856(i) of the Code, or is and has been a "taxable REIT subsidiary" under Section 856(l) of the Code.

         (e) The Company is a "domestically-controlled REIT" within the meaning of Section 897(h) of the Code.

         (f) As a result of the consummation of the Merger, (i) the Merger Sub shall have an aggregate adjusted basis in the Company's assets for U.S. federal income tax purposes immediately after the Effective Time equal to the sum of (A) the aggregate amount of the Merger Consideration, (B) the aggregate amount of the Series B Cash Consideration, and (C) the aggregate amount of the Company's liabilities at the Effective Time and (ii) the amount of gain recognized by the Company for federal income tax purposes upon the transfer of its assets pursuant to the Merger will not exceed the dividends paid deduction of the Company under Part IV of Subchapter G of Chapter 1 of Subtitle A of the Code for the taxable year which includes the Closing Date and therefore, the Company will not be subject to any corporate-level income tax in connection with any such recognized gain.

         As used in this Agreement, the term (i) "Taxes" shall mean all federal, state, local and foreign income, profits, franchise, license, transfer, recording, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) "Tax Return" shall mean all returns and reports (including elections, declarations, disclosures, attachments, schedules, work papers, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

         SECTION 3.11 Proxy Statement. The Proxy Statement shall not at the time the Proxy Statement is filed, or at any time it is supplemented or amended, or at the time it is cleared by the SEC or sent to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement to be sent to the stockholders of the Company in connection with the Company Stockholders Meeting will, at the time of the Company Stockholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representations or warranties with respect to information that has been or will be supplied by the Acquiror or Merger Sub, or any of their respective representatives, specifically for use in the Proxy Statement.

         SECTION 3.12 Fairness Opinion. Wachovia Securities and Cohen & Steers have each delivered to the Company Board their opinions dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Sizeler Common Stock at the time of the execution of this Agreement.

         SECTION 3.13 Brokers. No broker, finder or investment banker (other than Wachovia Securities and Cohen & Steers) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

         SECTION 3.14 Takeover Statutes. The Company has taken all necessary corporate action so that no "fair price," "moratorium," "control share acquisition," "business combination" or other similar anti-takeover statute or regulation enacted under the MGCL or the federal laws in the United States applicable to the Company is applicable to the Merger and the other transactions contemplated hereby, including any takeover or ownership restriction provision in the Company's organizational documents.

         SECTION 3.15 Company Rights Agreement. The Company has taken all necessary actions so that the Company Rights Agreement will not be applicable to this Agreement, the Merger and the other transactions contemplated hereby, and this Agreement, the Merger and the other transactions contemplated hereby will not result in the ability of any Person to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to separate from the shares of Sizeler Common Stock to which they are attached or to become distributable, unredeemable or exercisable.

         SECTION 3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and its Subsidiaries own or have the rights to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress, trade secrets and all other intellectual property rights of any kind or nature ("Intellectual Property") used in their business as currently conducted, all of which shall survive the execution of this Agreement and the consummation of the Merger and the other transactions contemplated hereby; and (b)(i) to the knowledge of the Company, nothing used in the Company's business as currently conducted infringes the Intellectual Property of any third party and no Intellectual Property of the Company is being infringed by any third party; and
(ii) there is no action pending and no claim has been asserted or threatened alleging the same.

         SECTION 3.17 Environmental Matters.

         (a) The Company has delivered or made available to Acquiror true and complete copies of the most recent Environmental Documents in the possession or control of the Company or any Subsidiary with respect to the subject matter contained therein listed on Section 3.17(a) of the Company Disclosure Schedule (the "Company Environmental Reports"). To the Company's knowledge, the Company Environmental Reports constitute all material Environmental Documents (including, without limitation, all most recent versions of environmental investigations and testing or analysis made by or on behalf of the Company or any of its Subsidiaries) with respect to the Company and its Subsidiaries, their past and present operations, and the Company Properties in the possession or control of the Company or any Subsidiary. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) no Materials of Environmental Concern (as defined below) have been used, stored, manufactured, treated or processed on or about any Company Property by the Company, any Subsidiary or, to the knowledge of the Company, any other person except in compliance with Environmental Laws (as defined below) and in the ordinary course of business; (ii) the Company and each of its Subsidiaries have complied in all material ways with applicable Environmental Laws), and possess and comply with all material applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates and the Company Properties and the business conducted thereon are not in violation of Environmental Laws by the Company, any Subsidiary or, to the knowledge of the Company, any other person; (iii) there have been no releases of Materials of Environmental Concern at any property owned or operated by the Company or any of its Subsidiaries or, to the knowledge of the Company, by any other party, under circumstances that would reasonably be expected to result in liability of the Company or any of its Subsidiaries under any applicable Environmental Law; (iv) neither the Company nor any of its Subsidiaries has received any written notification alleging any violation of any Environmental Law or that it is liable for, or requesting information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any release or threatened release of Materials of Environmental Concern at any location, except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (v) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction issued by any governmental authority or any indemnity or other agreement with any third party relating to liability under any Environmental Law or otherwise relating to any Materials of Environmental Concern.

         (b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.17 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

         (c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

         "Environmental Documents" shall mean all demands, claims, notices of violation, reports, site assessments or orders relating to environmental matters or pursuant to an Environmental Law other than any such demands, claims, notices of violation, reports, site assessments or orders that are not material to the Company and its Subsidiaries.

         "Environmental Laws" shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the environment and health and safety, including the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

         "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

         "Materials of Environmental Concern" shall mean any "hazardous", "acutely hazardous", or "toxic" substance, pollutant, contaminant or waste as defined and regulated under Environmental Laws, including the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act.

         SECTION 3.18 Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act of 1940, as amended.

         SECTION 3.19 Affiliate Transactions. Except as disclosed in Section
3.19 of the Company Disclosure Schedule, there are no transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company's affiliates (other than Subsidiaries of the Company) or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K.

         SECTION 3.20 Contracts.

         (a) Except for any default that would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is in default under any material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of the Company Properties or Leased Properties or assets is bound nor, to the knowledge of the Company, is any other party thereto in default hereunder, and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default hereunder by the Company or any of its Subsidiaries, or to the knowledge of the Company, any other party. No party to any such material Contract, has given notice to the Company or any of its Subsidiaries of, or made a claim against the Company or any of its Subsidiaries with respect to, any breach or default hereunder, in any such case, where such breach or default would, individually or in the aggregate, have a Company Material Adverse Effect. "Contract" means any note, bond, indenture, mortgage, deed of trust, lease, sublease, reciprocal easement, commitment, guarantee, subordination, nondisturbance and attornment agreement, license, contract, agreement or other instrument of any kind.

         (b) Section 3.20(b) of the Company Disclosure Schedule contains a true and complete list of material Contracts providing for total payments by the Company or any of its Subsidiaries in excess of $250,000, between the Company or any of its Subsidiaries, on the one hand, and the persons listed therein, on the other hand, pursuant to which the Company or any of its Subsidiaries, on the one hand, and such persons, on the other hand, have any continuing obligations, excluding leases executed by the Company or its Subsidiaries in their respective ordinary course of business.

         SECTION 3.21 Properties.

         (a) Section 3.21(a) of the Company Disclosure Schedule contains a list of the properties the Company or its Subsidiaries own ("Owned Properties") and a list of the properties the Company or its Subsidiaries leases (as lessee) ("Leased Properties," and collectively with the Owned Properties, the "Company Properties"). Except as set forth in Section 3.21(a) of the Company Disclosure Schedule, the Company and its Subsidiaries own good, marketable and insurable fee or leasehold interests in each of the Company Properties, and the same are owned (or leased) free and clear of Encumbrances except for (a) liens, mortgages or deeds of trust, claims against title, options, rights of first offer or refusal, charges which are liens, security interests or other encumbrances (collectively, "Encumbrances") on title as set forth in Section 3.21(a) of the Company Disclosure Schedule, (b) inchoate Encumbrances imposed for construction work in progress, including mechanics' liens, workers' or repairmen's liens, or otherwise incurred in the ordinary course of business which (i) are not yet due and payable, (ii) are duly budgeted to be paid and (iii) do not materially detract from value of or do not adversely affect in any material respect the value, use or operation of the applicable Company Property, (c) property restrictions imposed or promulgated by legal requirements that do not adversely affect in any material respect the value, use or operation of the applicable Company Property, including zoning regulations, which, to the knowledge of the Company are not violated by the current use of the Company Properties, (d) matters disclosed on the current title reports or surveys (in either case copies of which title reports and surveys have been delivered to or made available to Acquiror) that do not adversely affect in any material respect the value, use or operation of the applicable Company Property, (e) real estate Taxes and special assessments not yet due and payable (except as are being contested in good faith by appropriate proceedings or for which reserves in accordance with generally accepted accounting practices have been set forth on the books of the relevant Company Property Owner), (f) ground leases, space leases or other occupancy agreements affecting a Company Property set forth in Section 3.21(a) of the Company Disclosure Schedule (which Schedule includes a true and correct rent roll for all space leases and residential leases) and (g) other Encumbrances set forth on the Company Disclosure Schedule. Except as would not have a Company Material Adverse Effect, valid policies of title insurance have been issued insuring the Company interest in each of the Company Properties, and no material claim has been made against any such policies.

         (b) Except as set forth on Section 3.21(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received any written notice nor has knowledge to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties or (ii) any zoning, building or similar legal requirement is or will be violated in any material respect for any property by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

         (c) With regard to any Leased Property where the Company or any Subsidiary holds a leasehold estate or is the lessor under any ground lease (a "Ground Lease"), the Company has made available to Acquiror true, complete and correct copies of all Ground Leases, including all amendments, modifications, supplements, renewals, extensions and guaranties related thereto. Each Ground Lease is a valid and subsisting lease and none of the Company or any Subsidiary, on the one hand, nor, to the knowledge of the Company or any Subsidiary, none of the other parties under the Ground Lease, on the other hand, is in default under any terms thereunder, except for such defaults that, individually in or in the aggregate, would not have a Company Material Adverse Effect.

         (d) With regard to any Company Property where the Company or any Subsidiary is a party to a reciprocal easement agreement, operating agreement or similar agreement imposing obligations on, and granting rights to, a Company Property and an adjacent property owned by a third party (any such agreement, a "REA"), the Company has made available to Acquiror true, complete and correct copies of all REAs, including all amendments, modifications, supplements, renewals, extensions and guaranties related thereto. Each REA is a valid agreement and neither the Company nor any Subsidiary, on the one hand, nor, to the knowledge of the Company or any Subsidiary, none of the other parties to an REA, on the other hand, is in default under any terms thereunder, except for such defaults that, individually in or in the aggregate, would not have a Company Material Adverse Effect.

         (e) There are no Tax abatements or exemptions specifically affecting the Company Properties, and neither the Company nor any Subsidiary has received any written notice of (and the Company and the Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Company Properties or of any proposed public improvement assessments.

         (f) Except as set forth on Section 3.21(f) of the Company Disclosure Schedule, each of the Company Properties is managed by the Company or a wholly-owned Subsidiary of the Company.

         SECTION 3.22 Insurance. Section 3.22 of the Company Disclosure Schedule contains a list of all material insurance policies which are owned by the Company and its Subsidiaries and which name the Company or a Subsidiary as an insured, including without limitation, those which pertain to the assets, directors, officers, employees or operations of the Company or its Subsidiaries. There is no material claim by the Company or any Subsidiary pending under any such policies which has been denied by the insurer or being disputed by the insurers (excluding customary discussions regarding the actual dollar amount of loss with respect to particular claims). Neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy of the Company or any of its Subsidiaries.

         SECTION 3.23 Books and Records of the Company. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Acquiror, are materially complete and correct, accurately reflect in reasonable detail the transactions to which the Company or any Subsidiary is a party or by which its properties are bound in accordance with generally accepted accounting principles consistently applied and have been maintained in accordance with sound business practices and the requirements of
Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The minute books of the Company contain materially accurate and complete records of all meetings held of, and actions taken by, the Company shareholders, the Board, and committees of the Board of the Company, and no meeting of any such shareholders, Board, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be delivered to Acquiror.

         SECTION 3.24 Absence of Certain Changes. Except as provided in Section
3.24 of the Company Disclosure Schedule or disclosed in the Company SEC Reports, since June 30, 2006 (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice; and (ii) there has not been any action taken by the Company or any Subsidiary during the period from June 30, 2006 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time would constitute a breach of Section 5.1. Since June 30, 2006, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Company Material Adverse Effect.

         SECTION 3.25 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any liabilities or obligations, known or unknown, contingent or otherwise, except (a) liabilities and obligations in the respective amounts reflected on or reserved against in, or disclosed in the footnotes to, the Company's audited consolidated balance sheets as of December 31, 2005 or June 30, 2006 included in the Company SEC Reports, and (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Affect.

         SECTION 3.26 Disclosure. Neither this Agreement including any of its Schedules nor any certificate or other document furnished by the Company to the Acquiror or Merger Sub pursuant hereto, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein and therein not misleading. To the knowledge of the Company, there is no fact which has resulted in a Company Material Adverse Effect, or in the future would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

         SECTION 3.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of the Acquiror and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to the Acquiror or Merger Sub.

                                   ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES OF
                             ACQUIROR AND MERGER SUB

         Acquiror and Merger Sub hereby, jointly and severally, represent and warrant to the Company as of the date of this Agreement (except in the case of any representation or warranty that by its express terms is made as of another specified date) that, except as set forth on the corresponding section of the disclosure schedule delivered by the Acquiror and Merger Sub to the Company prior to the execution of this Agreement (the "Acquiror Disclosure Schedule"):

         SECTION 4.1 Organization and Qualification. Each of the Acquiror and Merger Sub, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, operate or lease its properties and assets and to carry on its business as it is now being or will be conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent or materially delay or impair the ability of the Acquiror or Merger Sub to consummate the transactions contemplated hereby (an "Acquiror Material Adverse Effect"). The Acquiror and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing in each jurisdiction where the character of its properties owned, leased or operated by it or the management of properties for others or the conduct of its business makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. The Parent beneficially owns all of the outstanding stock of Merger Sub free and clear of all Liens.

         SECTION 4.2 Authority Relative to This Agreement. Each of Acquiror and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Acquiror and Merger Sub, the performance by each of the Acquiror and Merger Sub of its obligations under this Agreement, and the consummation by each of the Acquiror and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action and no other proceedings on the part of the Acquiror, Merger Sub or Parent are necessary pursuant to their respective organizational documents, the laws of the jurisdiction in which the Acquiror was formed, and the MGCL to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Acquiror and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each such entity enforceable against such entity in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). The board of directors of Parent and Parent, as the owner of all outstanding stock of Merger Sub, have approved this Agreement.

         SECTION 4.3 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of, and performance by each of the Acquiror and Merger Sub of its obligations under, this Agreement do not and will not

(i) conflict with or violate the respective organizational documents of Acquiror or Merger Sub, (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a material benefit under, or give rise to any right of termination, cancellation, material amendment or material acceleration of, any Contract to which the Acquiror or Merger Sub is a party or by which the Acquiror or Merger Sub or any of their respective properties are bound, except, in the case of clause (ii) of this subsection (a), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

         (b) The execution and delivery of this Agreement by each of the Acquiror and Merger Sub, the performance by each of Acquiror and Merger Sub of its obligations under this Agreement, and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory authority, except for
(i) applicable requirements of the Exchange Act, and state securities, takeover and "blue sky" laws, (ii) applicable requirements of Canadian provincial securities laws and the rules of the Toronto Stock Exchange, (iii) any approvals or authorizations required by Section 6.8(b) or (c), and (iv) the filing with and the acceptance for record by the Department of the Articles of Merger as required by the MGCL and appropriate documents with the relevant authorities of other states in which the Acquiror is qualified to do business.

         SECTION 4.4 Financial Statements. The audited consolidated financial statements of the Acquiror (including any notes related thereto) for the fiscal years ended December 31, 2005 and December 31, 2004 included in the Acquiror's Annual Report filed with the Ontario Securities Commission have been prepared, and, any audited consolidated financial statements of the Acquiror (including any related notes thereto) filed with the Ontario Securities Commission after the date of this Agreement, will be prepared, in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present, and, if filed after the date of this Agreement, will fairly present, in all material respects the consolidated financial position of the Acquiror and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders' equity for the periods indicated. The unaudited consolidated financial statements of the Acquiror (including any related notes thereto) for the quarter ending June 30, 2006 as filed with the Ontario Securities Commission have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Acquiror and its subsidiaries as of the date thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments that will not be material in amount or effect).

         SECTION 4.5 Absence of Litigation. Except as disclosed in Section 4.6 of the Acquiror Disclosure Schedule, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Acquiror, threatened against the Acquiror or any of its Subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, individually or in the aggregate, have an Acquiror Material Adverse Effect. Neither the Acquiror nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any order, writ, judgment, injunction, decree or award which would, individually or in the aggregate, have an Acquiror Material Adverse Effect. As of the date of this Agreement, no investigation or review, including with respect to any accounting or disclosure practices of Acquiror or any of its Subsidiaries or any malfeasance by any executive officer or director of Acquiror, by any governmental authority, including the SEC, is pending or, to the knowledge of Acquiror, has been threatened against the Acquiror or any of its Subsidiaries.

         SECTION 4.6 Brokers. No broker, finder or investment bank is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Acquiror or Merger Sub.

         SECTION 4.7 Operations of Merger Sub. Merger Sub has been organized as a Maryland corporation solely for the purposes of effecting the Merger and the other transactions contemplated hereby, and prior to the Effective Time Merger Sub will have engaged in no other business activities and will have no material assets or liabilities other than as contemplated herein.

         SECTION 4.8 Ownership of Shares of Sizeler Common Stock. Except as disclosed in the Amendment No. 2 to Schedule 13D filed by the Acquiror on August 11, 2006, none of the Acquiror, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any shares of Sizeler Common Stock or Sizeler Preferred Stock, and none of the Acquiror or Merger Sub or their respective affiliates holds any rights to acquire any shares of Sizeler Common Stock or Sizeler Preferred Stock except pursuant to this Agreement. In addition, except as contemplated by this Agreement, after the date of this Agreement, neither the Acquiror nor the Merger Sub, nor their executive officers or directors, nor any stockholder of the Acquiror who may be deemed to be an "affiliate" (as that term is defined for purposes of Rules 145 and 405 promulgated by the SEC under the 1933 Act) of the Acquiror, shall purchase or sell on the NYSE, or submit a bid to purchase or an offer to sell on the NYSE, directly or indirectly, any shares of Sizeler Common Stock, Sizeler Preferred Stock or any options, rights or other securities convertible into shares of Sizeler Common Stock.

         SECTION 4.9 Financing. The Acquiror is concurrently with the entering into of this Agreement, entering into a commitment letter, dated as of the date hereof relating to the debt financing necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, which commitment letter is in full force and effect, a copy of which has been provided to the Company (the "Commitment Letter"). The Acquiror represents to the Company that it will have available to it internal funds and third party financing that, in the aggregate, will be sufficient to enable Acquiror and Merger Sub to make all necessary payments by them in connection with the Merger and the other transactions contemplated by this Agreement, including any amounts necessary to repay or refinance any outstanding indebtedness of the Company and its Subsidiaries to the extent such repayment or refinancing is required in connection with the transactions contemplated by this Agreement.

         SECTION 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of the Acquiror, Merger Sub or any other person on behalf of the Acquiror or Merger Sub makes any other express or implied representation or warranty with respect to the Acquiror or Merger Sub or with respect to any other information provided to the Company.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.1 Conduct of Business of the Company Pending the Merger. The Company covenants and agrees as to itself and to any of its Subsidiaries of which the Company has, directly or indirectly, the power generally to direct or control the day-to-day management and policies thereof, whether through ownership of securities, by contract or otherwise (each, a "Controlled Subsidiary"), that, during the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement, as disclosed in
Section 5.1 of the Company Disclosure Schedule, or as required by law, or unless Acquiror shall otherwise agree in writing, (A) the business of the Company and its Controlled Subsidiaries shall be conducted in the ordinary course of business and substantially in the same manner as heretofore conducted, (B) it shall make distributions at times and in amounts sufficient and take all actions necessary to continue to qualify as a REIT under the Code, (C) the Company and its Controlled Subsidiaries shall use reasonable commercial efforts to preserve their business organization, goodwill and their present relationships with persons with which the Company or any of its Controlled Subsidiaries has significant business relations, (D) continue to maintain, in all material respects, their properties in accordance with present practices in a condition, taken as a whole, reasonably suitable for their current use, and (E) neither the Company nor any of its Controlled Subsidiaries shall without the prior written consent of the Acquiror (which consent shall not be unreasonably withheld or delayed):

         (a) amend or otherwise change in any material respect any of its organizational documents;

         (b) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any stock of the Company;

         (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any of its equity securities or any securities convertible into or exercisable for any of its equity securities or any options, warrants, calls or rights with respect thereto, other than (A) the issuance of Sizeler Common Stock pursuant to the Company Option Plans in accordance with their present terms, (B) the issuance by a wholly-owned Subsidiary of its capital shares to its parent corporation, or (C) the issuance of Company Rights pursuant to the Company Rights Agreement in accordance with the terms thereof;

         (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock, except (i) as expressly provided in Section 6.10 and (ii) any dividend or distribution by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company or by a non-wholly owned Subsidiary of the Company to the extent required by its organizational documents;

         (e) fail to use commercially reasonable efforts to maintain in full force and effect insurance coverage substantially similar to insurance coverage maintained on the date of this Agreement, to the extent available on commercially reasonable terms;

         (f) incur any indebtedness or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for indebtedness incurred (A) in accordance with Section 5.1(f) of the Company Disclosure Schedule or (B) in the ordinary course of business consistent under existing lines of credit or (C) from guarantees by the Company of indebtedness of any of its wholly owned Subsidiaries incurred as permitted by this Section 5.1(f);

         (g) except as disclosed in Section 5.1(g) of the Company Disclosure Schedule, acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any Contract for the acquisition of any real property, encumber real property or commence construction of, or enter into any Contract to develop or construct, new real estate projects;

         (h) sell, lease, mortgage, subject to Lien (or, in the case of an involuntary Lien, fail to use commercially reasonable efforts to have such Lien removed within 30 days of the Company's receipt of notice thereof) or otherwise dispose of, any of the Company Properties or Leased Properties, except in connection with a transaction disclosed in Section 5.1(h) of the Company Disclosure Schedule;

         (i) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement, or as disclosed in Section 5.1(i) of the Company Disclosure Schedule, or as otherwise required by law, (i) enter into any commitment to materially increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than in the ordinary course of business for Company Property related employees as required to be increased pursuant to the existing terms of any such policy or agreement), (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director or officer of the Company or any of its Subsidiaries, (iii) establish, adopt, amend, terminate or make any new awards under any bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries, except that the Company or any of its Subsidiaries may amend any such existing plan or arrangement if the effect of any such amendment is immaterial in respect of costs or benefits available under such plan or arrangement, or (iv) increase the compensation, bonus or other benefits payable to any director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

         (j) change the ownership of any of its Subsidiaries or merge or consolidate the Company or any of its Subsidiaries with any other person other than transfers from one subsidiary to another subsidiary or from the subsidiary to the Company;

         (k) make any changes with respect to accounting policies or material procedures, except as required by changes in GAAP or as suggested or approved by the Company's auditors;

         (l) make or rescind any express or deemed material election relative to Taxes, unless such election or rescission is (i) required by law, (ii) necessary to preserve the status of the Company as a REIT or of any Subsidiary of the Company as a partnership for federal income tax purposes, (iii) beneficial to the Company or its Subsidiaries or (iv) consistent with elections historically made by the Company;

         (m) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or between or among the Company and any of its Subsidiaries; and

         (n) pay, discharge or satisfy any material liabilities, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice.

         SECTION 5.2 Conduct of Business of the Acquiror Pending the Merger. The Acquiror covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly permitted by this Agreement, as disclosed in Section 5.2 of the Acquiror Disclosure Schedule, or as required by law, or unless Company shall otherwise agree in writing, neither the Acquiror nor any of its Subsidiaries (including the Acquiror and Merger Sub) shall without the prior written consent of Company take any action that would prevent or materially impede the consummation of the Merger, including the obtaining of the financing necessary for the consummation of the Merger and the transactions contemplated by this Agreement.

         SECTION 5.3 Assistance. From the date of this Agreement until the earlier of the Effective Date or the date of the termination of this Agreement, the Company and its Subsidiaries shall cooperate with the Acquiror, at the sole expense of the Acquiror, in connection with the Acquiror's planning for the post-Closing integration of the business organizations of the Acquiror and the Company; provided, however, that neither the Company nor any of its Subsidiaries shall be required to engage in any transaction prior to the Effective Time. The Company agrees that it shall consult with the Acquiror in respect of the maintenance and/or renewal of any of the insurance policies held by the Company and its Subsidiaries.

         SECTION 5.4 No Control of Other Party's Business. Nothing contained in this Agreement shall give the Acquiror, directly or indirectly, the right to control or direct the Company's or its Subsidiaries' operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' operations.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.1 Stockholders Meetings; Company Recommendation.

         (a) The Company shall, as soon as reasonably practicable following the date of this Agreement, acting through the Company Board, (i) establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of Sizeler Common Stock for the purpose of obtaining the Company Requisite Vote (the "Company Stockholders Meeting") and (ii) use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the holders of the Sizeler Common Stock and to obtain the Company Requisite Vote. In addition, the Company shall as soon as reasonably practicable following the date of this Agreement, acting through the Company Board, seek to obtain the approval of the requisite holders of the Sizeler Series B Preferred Stock to the Merger. The Company Board shall recommend approval of the Merger by the stockholders of the Company as provided in Section 3.4 (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to the Acquiror such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation including approving or recommending or proposing to approve or recommend a Company Acquisition Proposal or failing to recommend the approval of this Agreement; provided that the Company Board may withdraw, modify or change its recommendation with respect to the Merger and/or may fail to use such efforts only if it shall have first determined in good faith, after consultation with outside legal counsel to the Company, that its continued recommendation of the Merger and/or use of such efforts would be inconsistent with the duties of the directors of the Company under applicable law.

         (b) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Stockholders Meeting if this Agreement is terminated.

         (c) At the Company Stockholders Meeting, the Acquiror agrees to vote or cause to be voted all of the Sizeler Common Stock owned by the Acquiror or any of its affiliates in favor of this Agreement, the Merger and any of the other transactions contemplated by this Agreement.

         SECTION 6.2 Proxy Statement. As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (the "Proxy Statement") in preliminary form. The Company shall use all reasonable efforts to resolve as promptly as practicable any comments of the SEC with respect thereto. The Company shall notify the Acquiror promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and keep the Acquiror apprised of any new developments with respect to the SEC staff's review of the Proxy Statement. If, at any time prior to the Effective Time, any information relating to the Acquiror, Merger Sub or the Company is discovered by the Acquiror or the Company that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto discovering such information shall promptly notify the other parties and, to the extent required by law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

         SECTION 6.3 Access to Information; Confidentiality.

         (a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall use commercially reasonable efforts to cause its Subsidiaries and their respective officers, directors and employees to, afford the officers, employees, auditors and other authorized representatives of the Acquiror reasonable access, consistent with applicable law, upon prior notice and at reasonable times, to its officers, employees, properties, offices and other facilities and to all books and records, and shall make reasonable efforts to furnish to the Acquiror financial, operating and other data and information as reasonably requested by the Acquiror in writing, through its officers, employees or authorized representatives, from time to time. It is expressly understood that the Acquiror and its agents shall conduct themselves in a manner so as not to interfere with the business or operations of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of any person with which it has a business relationship, jeopardize the attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement, in the sole judgment of the Company's President. The Company will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) Each of the Acquiror and the Company will hold and treat and will cause their respective officers, employees, auditors and other authorized representatives to hold and treat in confidence all documents and information concerning the other furnished or otherwise made available to such party in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated April 24, 2006, between the Company and the Acquiror (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

         SECTION 6.4 Company Acquisition Proposals.

         (a) The Company agrees that (i) it and its Subsidiaries and its and their respective officers, directors and employees shall not and (ii) it shall use reasonable efforts to ensure that its investment bankers, attorneys, consultants or other agents or representatives shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and its Subsidiaries or any proposal or offer to acquire or dispose of in any manner, an equity interest representing a 10% or greater economic interest in the Company, or assets, securities or ownership interests of or in, the Company or any of its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries, other than the Merger (any such proposal or offer being hereinafter referred to as a "Company Acquisition Proposal"); provided, however, that for purposes of references to a Company Acquisition Proposal in clause (B) of Section 8.2(b)(ii) and (iii) and the definition of Company Superior Proposal, the percentage 50% shall be substituted for the percentage 10%, (B) approve, agree to or recommend any Company Acquisition Proposal or enter into any agreement with respect to a Company Acquisition Proposal, (C) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to any person relating to, a Company Acquisition Proposal, or (D) otherwise knowingly encourage or facilitate any effort or attempt to make or implement a Company Acquisition Proposal.

         Subject to the rights of the Acquiror under Section 8.1(d)(ii), nothing contained in this Agreement (including the preceding paragraph) shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to a Company Acquisition Proposal, (ii) prior to the approval of the Merger by the Company's stockholders in accordance with this Agreement, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Company Acquisition Proposal if the Company Board receives from the person so requesting such information an executed confidentiality agreement containing confidentiality and other restrictions on terms at least as favorable to the Company as those contained in the Confidentiality Agreement, (iii) prior to the approval of the Merger by the Company's stockholders in accordance with this Agreement, engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Company Acquisition Proposal, or (iv) prior to the approval of the Merger by the Company's stockholders in accordance with this Agreement and following the receipt of a bona fide written Company Acquisition Proposal that did not result from a breach of this Section 6.4(a),
(A) withdrawing, modifying or changing in any adverse manner the Company Recommendation or (B) recommending an unsolicited bona fide written Company Acquisition Proposal; if and only to the extent that in connection with the foregoing clauses (ii), (iii) and (iv) above, the Company Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that, (1) in the case of clause (iv) above only, such Company Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Company Acquisition Proposal being referred to in this Agreement as a "Company Superior Proposal") and (2) in the case of clauses (ii) and (iii) above only, there is a reasonable likelihood that such actions could lead to a Company Superior Proposal.

         The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal (but the foregoing will not prevent further interaction with any such persons to the extent permitted by the preceding paragraph).

         After the date of this Agreement, the Company shall promptly notify the Acquiror of the receipt of any Acquisition Proposal or any request for non-public information or inquiry that it reasonably believes will lead to a Company Acquisition Proposal.

         (b) Notwithstanding anything in this Section 6.4 to the contrary, if, at any time prior to the approval of the Merger by the Company's stockholders in accordance with this Agreement, the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, in response to a Company Acquisition Proposal that was unsolicited, that such proposal is a Company Superior Proposal, the Company or the Company Board may terminate this Agreement; if (i) the Company Requisite Vote has not yet been received, and (ii) the Company has first given the Acquiror at least five (5) business days to respond to such Company Acquisition Proposal after the Company has notified the Acquiror that, in the absence of any further action by the Acquiror, the Company would consider such Company

Acquisition Proposal to be a Company Superior Proposal and would terminate this Agreement, and given due consideration to any amendments or modifications to this Agreement proposed by the Acquiror during such period; provided, however, that the Company shall not terminate this Agreement pursuant to this sentence, and any purported termination pursuant to this sentence shall be void and of no force or effect, unless the Company prior to or concurrently with such termination pursuant to this Section 6.4(b) pays to the Acquiror the fee payable pursuant to Section 8.2(b).

         SECTION 6.5 Employment and Employee Benefits Matters.

         (a) From and after the Effective Time, the Acquiror shall assume and honor, or shall cause the Surviving Corporation to assume and honor, the obligations of the Company and its Subsidiaries under all existing Company Plans and the Acquiror or the Surviving Corporation, as the case may be, shall perform the obligations of the Company and its Subsidiaries under such Company Plans in the same manner and to the same extent that the Company and its Subsidiaries would have been required to perform hereunder; provided, however, that, except as otherwise explicitly provided herein, nothing herein shall be construed to prevent, on or following the Effective Time, (i) the termination of employment of any individual who immediately prior to the Effective Time was an employee of the Company or any of its Subsidiaries (such employees, the "Company Employees") or (ii) the amendment or termination of any Company Plan to the extent permitted by the terms thereof and applicable law.

         (b) For a period of one year following the Effective Time, the Acquiror shall, or shall cause the Surviving Corporation to arrange for each Company Employee that was participating in any of the Plans of the Company immediately before the Effective Time to receive employee benefits and compensation which shall be no less favorable, in the aggregate, to the benefits that were provided to the Company Employees prior to the Effective Time either by: (i) continuing the compensation and employee benefit plans provided to the Company Employees by the Company prior to the Effective Time (the "Existing Plans") or (ii) enrolling the Company Employee in the Acquiror's compensation and benefit plans as provided for in this Section 6.5 (the "Counterpart Plans"). Such participants shall receive full credit for years of service with the Company or any Subsidiary prior to the Effective Time for all purposes for which such service was recognized under the Plans. If Company Employees participate in Counterpart Plans for purposes of satisfying the obligations under this Section 6.5, Acquiror shall, or shall cause one of its subsidiaries to, waive all pre-existing conditions (to the extent waived under the applicable employee welfare benefit plans of the Company) otherwise applicable to employees of the Company under the Counterpart Plans. Acquiror shall give credit under those of its Counterpart Plans that are welfare benefit plans for all co-payments, waiting periods, deductibles and out-of-pocket maximums satisfied by employees (and their eligible dependents) of the Company and the Subsidiaries, in respect of the calendar year in which the Effective Time occurs. Notwithstanding the forgoing, Acquiror may continue one or more of the Plans, in which case Acquiror shall have satisfied its obligations hereunder with respect to the benefits so provided if the terms of the Plans which are continued are no less favorable, as a whole, than the terms of the Counterpart Plans (as applicable).

         (c) The Acquiror acknowledges that a "change of control" or a "change in control," as that term is used in any Company Plan that contains such term, shall occur at the Effective Time. Without limiting the generality of the foregoing, Acquiror agrees that, under the agreements with the individuals listed in Section 6.5(c) of the Company Disclosure Schedule, the Merger will constitute a "change in control" (as such term is defined under such agreements).

         (d) For the period beginning on the Effective Time and ending on the Plan Conversion Date (as hereinafter defined), the Acquiror shall cause the Surviving Corporation to maintain those Company Plans that provide medical, prescription drug, dental, vision and disability benefits for active Company Employees. For purposes of this Section 6.6(d), "Plan Conversion Date" shall mean the first day of the first plan year following the Effective Time of the health plans for the Acquiror's similarly situated employees.

         SECTION 6.6 Directors' and Officers' Indemnification and Insurance.

         (a) Without limiting any additional rights that any director, officer or employee may have under any Employment Agreement, indemnification agreement, Company Plan or otherwise, from the Effective Time through the sixth anniversary of the Effective Time, Acquiror shall cause the Surviving Corporation to, indemnify and hold harmless each individual who was (as of the Effective Time) a present or former officer or director of the Company and its Subsidiaries (the "Indemnified Parties"), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including, without limitation, attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer or director of the Company or any of its Subsidiaries, or (ii) matters existing or occurring at or prior to the Effective Time (including, without limitation, arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby). Each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Acquiror or the Surviving Corporation within ten business days of receipt by Acquiror from the Indemnified Party of a request therefor, subject only to the provisions of undertakings required for such advancement by the MGCL.

         (b) The charter and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are set forth in the Charter and the Bylaws in effect immediately prior to the execution of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period ending on the sixth anniversary of the Effective Time in any manner that would materially adversely affect the rights hereunder as of the Effective Time of any of the Indemnified Parties. Prior to the Effective Time, the Company shall have the option to obtain and fully pay for "tail" insurance policies with a claims period of up to six years from and after the Effective Time from its current insurance carriers or one or more insurance carriers with the same or better credit rating as the Company's current insurance carriers with respect to directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies an aggregate amount in excess of $750,000 (and to the extent the aggregate amount thereof would be in excess of $750,000, the Company may acquire such amount of insurance as may be obtained by such maximum amount or may acquire tail insurance corresponding to a lesser number of years up to such maximum amount). If the Company does not obtain such "tail" insurance policies as of the Effective Time, then Acquiror shall, or shall cause the Surviving Corporation to, maintain, at no expense to the beneficiaries, in effect until the sixth anniversary of the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (provided, that the Acquiror or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous to any beneficiary thereof); provided, however, that in no event shall Acquiror or the Surviving Corporation be required to expend for such policies an aggregate amount in excess of $750,000 (and to the extent the annual premium is in excess thereof, Acquiror or the Surviving Corporation will acquire such amount of insurance as may be obtained by such maximum premium amount). The Acquiror agrees to honor and perform under, and to cause the Surviving Corporation to honor and perform under, all indemnification agreements with the Indemnified Parties entered into by the Company or any of its Subsidiaries prior to the date of this Agreement.

         (c) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against or involves any Indemnified Party, on or prior to the sixth anniversary of the Effective Time, the provisions of this
Section 6.6 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

         (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

         SECTION 6.7 Tax Matters.

         (a) From the date of this Agreement until the Effective Time, each of the Company and its Subsidiaries will duly and timely file all Tax Returns and other documents required by it to be filed with federal, state and local Tax authorities the failure to file of which could have a material negative impact, financial or otherwise, subject to extensions permitted by law and properly granted by the appropriate authority, provided that the Company notifies the Acquiror that it or any of its subsidiaries is availing itself of such extensions, and provided, further, that such extensions do not adversely affect the Company's status as a REIT under the Code. Any Tax Return filed pursuant to this Section 6.7(a) shall be prepared in a manner consistent with past practice. Neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability surrendered, consent to any extension or waiver of the limitations period applicable to any material Tax claim or material assessment of Tax or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or materially reducing any Tax asset of the Company or any of its Subsidiaries.

         (b) Each party shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement.

         SECTION 6.8 Further Action and Efforts.

         (a) Subject to the terms and conditions of this Agreement, each party shall cooperate with the other and use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing set forth herein and to consummate the Merger and the other transactions contemplated by this Agreement, including the financing for the Merger. In furtherance and not in limitation of the foregoing, each party hereto agrees, to the extent necessary, to make an appropriate filing pursuant to any Antitrust Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to any Antitrust Law and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Antitrust Law as soon as practicable.

         (b) Each of Acquiror and Merger Sub on the one hand, and the Company on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain any requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its reasonable efforts to

(i) cooperate in all respects with each other in connection with any required filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other United States or foreign governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

         (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and 6.8(b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable governmental authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of the Acquiror, Merger Sub and the Company shall use its reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

         (d) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party's right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has up to then complied in all material respects with its obligations under this Section 6.8.

         SECTION 6.9 Public Announcements. Schedule 6.9 of the Company Disclosure Schedule sets forth the form of the initial public release concerning the transactions contemplated hereby which shall be jointly issued by the parties and thereafter each party shall use its reasonable efforts to allow each other party reasonable time to comment on press releases or announcements relating to the transactions contemplated by this Agreement in advance of their issuance, it being understood that the final form and content of any such release or announcement shall be at the final discretion of the disclosing party.

         SECTION 6.10 Dividends.

         (a) From and after the date of this Agreement, the Company shall not declare or pay any dividend or distribution to its stockholders except for (i) distributions required by the Code for the Company to maintain its REIT status or necessary to eliminate any federal Tax liability, (ii) quarterly distributions at a rate not in excess of $0.10 per share (the "Quarterly Rate") of Sizeler Common Stock to the holders thereof prior to the Effective Time with record and payment dates in accordance with past practice and (iii) quarterly distributions to the holders of the Sizeler Series B Preferred Stock in accordance with and as required by the terms of such security. In the event that a distribution with respect to the Sizeler Common Stock permitted by this
Section 6.10 (including pursuant to Section 6.10(b) below) has (1) a record date prior to the Effective Time and (2) has not been paid as of the Effective Time, the holders of Sizeler Common Stock shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to
Article II of this Agreement.

         (b) The Company shall declare a dividend (the "Closing Dividend") on the outstanding Sizeler Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time. The Closing Dividend shall be an amount equal to the last quarterly dividend declared by the Company on a share of Sizeler Common Stock, multiplied by a fraction the numerator of which is the number of days elapsed in the calendar quarter in which the Effective Time occurs and the denominator of which is the total number of days in the calendar quarter in which the Effective Time occurs.

                                  ARTICLE VII

                              CONDITIONS OF MERGER

         SECTION 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

         (a) the Company shall have obtained the Company Requisite Vote;

         (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits, restrains or enjoins the consummation of the Merger or makes such consummation illegal; and

         (c) all consents, filings, approvals, orders or authorizations from any governmental authority required to consummate the Merger or any of the transactions contemplated hereby shall have been obtained or made without the imposition of material conditions, except for any such consents, filings, approvals, orders, or authorizations, the failure of which to have been obtained or made prior to the Effective Time would not, individually or in the aggregate, have a Company Material Adverse Effect or provide a reasonable basis to conclude that the parties or their respective directors or officers would be subject to the risk of criminal prosecution.

         SECTION 7.2 Conditions to Obligations of the Acquiror and Merger Sub. The obligations of the Acquiror and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

         (a) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term Company Material Adverse Effect, except where the failure of any such representations and warranties referred to above to be so true and correct, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

         (b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

         (c) after the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

         (d) the Acquiror shall have received a certificate of the principal executive officer or the principal financial officer of the Company, certifying that the conditions set forth in Sections 7.2(a), 7.2(b) and 7.2(c) have been satisfied.

         SECTION 7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

         (a) the representations and warranties of the Acquiror and Merger Sub set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and immediately before the Effective Time as though made immediately before the Effective Time (except those representations and warranties that speak of an earlier date, which shall be true and correct as of such earlier date), interpreted without giving effect to the words "materially" or "material" or to any qualifications based on such terms or based on the defined term Acquiror Material Adverse Effect, except where the failure of any such representations and warranties referred to above to be so true and correct, in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect;

         (b) each of the Acquiror, the Surviving Corporation and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

         (c) the Company shall have received certificates of the principal executive officer or the principal financial officer of each of the Acquiror and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the receipt of the Company Requisite Vote:

         (a) by mutual written consent of the Acquiror and the Company;

         (b) by written notice of either the Acquiror or the Company if:

              (i) any governmental authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party which has not used its reasonable efforts to cause such order, decree, ruling or other action to be lifted or otherwise taken action necessary to comply with Section 6.8;

              (ii) the Effective Time shall not have occurred on or before December 31, 2006 (the "Termination Date"); provided, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to the party seeking to terminate if any action of such party (or, in the case of the Acquiror, Merger Sub) or the failure of such party (or, in the case of the Acquiror, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; or

              (iii) at the Company Stockholders Meeting or any adjournment or postponement thereof, the Company Requisite Vote is not obtained;

         (c) by written notice of the Company:

              (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Acquiror or Merger Sub contained in this Agreement such that the condition set forth in either Section 7.3(a) or 7.3(b) would not be satisfied and which shall not have been cured prior to the earlier of
         (A) thirty days following notice of such breach and (B) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this clause (i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

              (ii) prior to the approval of the Merger by the stockholders of the Company in accordance with this Agreement, in accordance with, and subject to the terms and conditions of, Section 6.4(b);

         (d) by written notice of the Acquiror:

              (i) if there shall have been a material breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the condition set forth in either Section 7.2(a) or 7.2(b) would not be satisfied and which shall not have been cured prior to the earlier of (A) thirty days following notice of such breach and (B) the Termination Date; provided, that the Acquiror shall not have the right to terminate this Agreement pursuant to this clause (i) if the Acquiror or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

              (ii) if the Company Board shall have withdrawn, modified or changed in a manner adverse to the Acquiror its approval or recommendation of this Agreement or the Merger or shall have recommended to the stockholders of the Company a Company Acquisition Proposal other than the Merger, or shall have resolved to effect any of the foregoing.

         SECTION 8.2 Effect of Termination.

         (a) In the event of the termination of this Agreement pursuant to
Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.3(b) and 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any willful and material breach hereof.

         (b) (i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), then the Company shall pay the Acquiror Expense Reimbursement at or prior to the time of termination by wire transfer of same day funds.

              (ii) In the event that this Agreement is terminated pursuant to
         Section 8.1(b)(iii), and (A) prior to such termination any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a Company Acquisition Proposal, which proposal is not withdrawn prior to the Company Stockholders Meeting, and (B) within nine months of the termination of this Agreement pursuant to
         Section 8.1(b)(iii), the Company enters into an agreement with respect to such Company Acquisition Proposal or a transaction pursuant to which such Company Acquisition Proposal is consummated, then the Company shall pay the Acquiror Expense Reimbursement by wire transfer of same day funds on the consummation of such Company Acquisition Proposal.

              (iii) In the event that this Agreement is terminated by the Acquiror pursuant to Section 8.1(d)(ii), and within nine months of the termination of this Agreement pursuant to Section 8.1(d)(ii) the Company enters into an agreement with respect to a Company Acquisition Proposal or a transaction pursuant to which a Company Acquisition Proposal is consummated, then the Company shall pay the Acquiror Expense Reimbursement by wire transfer of same day funds, on the date of the consummation of such Company Acquisition Proposal.

              (iv) "Acquiror Expense Reimbursement" means the lesser of (A) $6,500,000 and (B) all of the costs and expenses incurred by the Acquiror or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement, minus any costs and expenses paid or payable pursuant to Section 8.3(a).

         SECTION 8.3 Expenses.

         (a) If this Agreement is terminated pursuant to Section 8.1(d)(ii), the Company shall pay to the Acquiror all of the costs and expenses incurred by the Acquiror or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $250,000 and if this Agreement is terminated pursuant to Section 8.1(b)(iii), the Company shall pay to the Acquiror all of the costs and expenses incurred by the Acquiror or its affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,000,000, in each case, such payment to be made not later than five business days after being notified by the Acquiror of the amount of such costs and expenses (together with a reasonable breakdown and identification of the components thereof).

         (b) Except as provided for in this Section 8.3 and otherwise specifically provided in this Agreement, each party shall bear its own expenses in connection with this Agreement, the Merger and the transactions contemplated hereby.

         SECTION 8.4 Amendment. Subject to the provisions of Article 9, this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote; provided, however, that, after receipt of the Company Requisite Vote, no amendment may be made which (a) by law requires the further approval of the stockholders of the Company or (b) reduces the amount or changes the form of Merger Consideration, in each case, without further approval of the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable law and compliance with the proviso in Section 8.4, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         SECTION 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation, the applicable provisions of Article II, VI, VIII, and this Article IX.

         SECTION 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to the Acquiror or Merger Sub:

         Revenue Properties Company Limited
         55 City Centre Drive
         Suite 800
         Mississauga, ON  L5B 1M3

         Attention:          Beverley Flynn

         Phone Number:       (905) 281-3800
         Fax Number:         (905) 281-5957

         with a copy (which shall not constitute notice) to:

         Stikeman Elliott LLP
         5300 Commerce Court West
         199 Bay Street
         Toronto, ON  M5L 1B9

         Attention:          William J. Braithwaite and Kenneth G. Pogrin

         Phone Number:       (416) 869-5500
         Fax Number:         (416) 947-0866

         and with a copy (which shall not constitute notice) to:

         Chadbourne & Parke LLP
         30 Rockefeller Plaza
         New York, New York 10112

         Attention:          J. Allen Miller and Jonathan M.A. Melmed

         Phone Number:       (212) 408-5100
         Fax Number:         (212) 541-5369

         if to the Company:

         Sizeler Property Investors, Inc.
         2542 Williams Boulevard
         Kenner, Louisiana 70062

         Attention:          Thomas A. Masilla, Jr.

         Phone Number:       (504) 471-6260
         Fax Number:         (504) 471-6364
         with a copy (which shall not constitute notice) to:

         DLA Piper Rudnick Gray Cary US LLP
         6225 Smith Avenue
         Baltimore, Maryland 21209

         Attention:          Robert W. Smith, Jr., Esq.

         Phone Number:       (410) 580-4266
         Fax Number:         (410) 580-3266

         SECTION 9.3 Certain Definitions. The terms used in this Agreement are defined in the sections referenced below:

           Term                                             Cross-reference
           ----                                             ---------------
           Agreement                                        Introduction
           Acquiror                                         Introduction
           Acquiror Disclosure Schedule                     Article IV
           Acquiror Expense Reimbursement                   Section 8.2(b)(iv)
           Acquiror Material Adverse Effect                 Section 4.1
           Antitrust Law                                    Section 6.8(b)
           Articles of Merger                               Section 1.2
           Bylaws                                           Section 3.2
           Certificate                                      Section 2.1(a)(iv)
           Charter                                          Section 3.2
           Closing                                          Section 1.2
           Closing Date                                     Section 1.2
           Closing Dividend                                 Section 6.10(b)
           Code                                             Section 3.9(b)
           Commitment Letter                                Section 4.9
           Common Certificate                               Section 2.1(a)(ii)
           Company                                          Introduction
           Company Acquisition Proposal                     Section 6.4(a)
           Company Board                                    Recitals
           Company Disclosure Schedule                      Article III
           Company Employees                                Section 6.5(a)
           Company Environmental Reports                    Section 3.17(a)
           Company Material Adverse Effect                  Section 3.1
           Company Option Plan                              Section 2.3(a)
           Company Options                                  Section 2.3(a)
           Company Plans                                    Section 3.9(a)
           Company Properties                               Section 3.21(a)
           Company Recommendation                           Section 6.1(a)
           Company Requisite Vote                           Section 3.4(a)
           Company Rights                                   Section 3.3(a)
           Company SEC Reports                              Section 3.7(a)

           Company Stockholders Meeting                     Section 6.1(a)
           Company Superior Proposal                        Section 6.4(a)
           Confidentiality Agreement                        Section 6.3(b)
           Contract                                         Section 3.20(a)
           Controlled Subsidiary                            Section 5.1
           Costs                                            Section 6.6(a)
           Counterpart Plans                                Section 6.5(b)
           Department                                       Section 1.2
           DOJ                                              Section 6.8(b)
           Effective Time                                   Section 1.2
           Encumbrances                                     Section 3.21(a)
           Environmental Documents                          Section 3.17(c)
           Environmental Laws                               Section 3.17(c)
           Environmental Permits                            Section 3.17(c)
           ERISA                                            Section 3.9(a)
           Exchange Act                                     Section 3.5(b)
           Exchange Fund                                    Section 2.2(a)
           Existing Plans                                   Section 6.5(b)
           FTC                                              Section 6.8(b)
           GAAP                                             Section 3.7(c)
           Ground Lease                                     Section 3.21(c)
           Indemnified Parties                              Section 6.6(a)
           Intellectual Property                            Section 3.16
           Leased Properties                                Section 3.21(a)
           Liens                                            Section 3.3(b)
           Materials of Environmental Concern               Section 3.17(c)
           Merger                                           Recitals
           Merger Consideration                             Section 2.1(a)(i)
           Merger Sub                                       Introduction
           MGCL                                             Recitals
           Option Amount                                    Section 2.3(a)
           Owned Properties                                 Section 3.21(a)
           Parent                                           Recitals
           Paying Agent                                     Section 2.2(a)
           Plan Conversion Date                             Section 6.5(d)
           Preferred Certificate                            Section 2.1(a)
           Proxy Statement                                  Section 6.2
           Quarterly Rate                                   Section 6.10(a)
           REA                                              Section 3.21(d)
           REIT                                             Section 3.10(d)
           Restricted Shares                                Section 2.3(b)
           Rights Agreement                                 Section 3.3(a)
           SEC                                              Section 3.7(a)
           Securities Act                                   Section 3.7(a)
           Series B Cash Consideration                      Section 2.1(a)(iii)

           Series B Merger Approval                         Section 2.1(a)(iii)
           Sizeler Common Stock                             Recitals
           Sizeler Preferred Stock                          Section 3.3(a)
           Sizeler Series A Preferred Stock                 Section 3.3(a)
           Sizeler Series B Preferred Stock                 Section 3.3(a)
           Subsidiary                                       Section 3.1
           Surviving Corporation                            Section 1.1
           Taxes                                            Section 3.10
           Tax Return                                       Section 3.10
           Termination Date                                 Section 8.1(b)(ii)

         SECTION 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         SECTION 9.5 Entire Agreement; Assignment. This Agreement (including the Exhibits hereto), the Company Disclosure Schedule and the Acquiror Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties and any assignment in violation of this Agreement shall be void.

         SECTION 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section
6.5 and 6.6 which shall inure to the benefit of the persons or entities benefiting therefrom, who are intended to be third-party beneficiaries thereof.

         SECTION 9.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF. THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED

STATES OF AMERICA LOCATED IN THE STATE OF MARYLAND SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A MARYLAND FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAWS, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

         SECTION 9.8 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, SUIT, LITIGATION, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

         SECTION 9.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 9.11 Acquiror Guarantee. Acquiror agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Acquiror unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Merger Sub shall at all times be a direct or indirect Subsidiary of Acquiror. This is a guarantee of payment and performance and not collectibility. Acquiror hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 9.11. Acquiror further waives, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, except to the extent that any such defense is available to Merger Sub, in connection with such performance.

         SECTION 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "herein," "hereof," "hereto," or "hereunder" are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section of this Agreement. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular. The fact that any item of information is disclosed in the Acquiror Disclosure Schedule or the Company Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information shall not be used as a basis for interpreting the term "Material Adverse Effect" or other similar terms in this Agreement. The parties to this Agreement have participated jointly in the negotiating and drafting of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

         SECTION 9.13 Obligations of Acquiror and Company. Whenever this Agreement requires a subsidiary of Acquiror to take any action, such requirements shall be deemed to include an undertaking on the part of Acquiror to cause such subsidiary to take such action. Whenever this Agreement requires a subsidiary of the Company to take any action, such requirements shall be deemed to include an undertaking on the part of the Company to cause such subsidiary to take such action.

         SECTION 9.14 Survival; No Amendment. In the event that the Surviving Corporation or Acquiror or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the Acquiror, as the case may be, shall succeed to the obligations of the Surviving Corporation or the Acquiror, as the case may be, under this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time, including without limitation the applicable provisions of Article II, VI, VIII and IX. Notwithstanding anything contained herein to the contrary, from and after the Effective Time, this Agreement shall not be amended, modified or terminated in any manner that adversely affects the rights of any person (whether or not a party hereto) other than the Acquiror or the Surviving Corporation contained in the applicable provisions of Articles II, VI, VIII and IX.

         IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

                                            SIZELER PROPERTY INVESTORS, INC.


                                            By: /s/ Thomas A. Masilla, Jr.
                                               --------------------------------
                                               Name:  Thomas A. Masilla, Jr.
                                               Title: President


                                            REVENUE PROPERTIES COMPANY LIMITED


                                            By: /s/ K. (Rai) Sahi
                                               --------------------------------
                                               Name:  K. (Rai) Sahi
                                               Title: Chairman & CEO


                                            REVENUE PROPERTIES (SIZELER) INC.


                                            By: /s/ K. (Rai) Sahi
                                               --------------------------------
                                               Name:  K. (Rai) Sahi
                                               Title: Chairman & CEO